Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Completes Sale of 108 Properties for $969 Million

Malvern, PA — October 3, 2016 - Liberty Property Trust (NYSE:LPT) announced that it closed today on the sale of 108 properties in five markets totaling approximately 7.6 million square feet and 26.7 acres of land, for $969 million. The portfolio was purchased by Workspace Property Trust in concert with its strategic partner, Safanad Limited, and was 88.1% leased at closing.

A comprehensive list of assets included in this transaction is available at www.libertyproperty.com under news releases.

J.P. Morgan Securities, LLC served as financial advisor to Liberty in connection with this transaction.

With this sale, Liberty’s share of total dispositions to date for 2016 are $1.2 billion.

Third Quarter Disposition Activity

During the third quarter, joint ventures in which Liberty holds a 25% interest sold 13 properties in two markets totaling approximately 1.2 million square feet, for $139.2 million. In addition, Liberty sold one property which contained approximately 80,000 square feet for $4.4 million.

About Liberty Property Trust

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 96 million square foot portfolio includes 566 properties which provide office, distribution and light manufacturing facilities to 1,200 tenants.

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